Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use, in the Offering Statement on Form 1-A of KeyStone Solutions, Inc., of our report dated March 15, 2016, on our audit of the balance sheets of AOC Key Solutions, Inc. as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Ericksen Krentel & LaPorte LLP

New Orleans, Louisiana

October 21, 2016